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                                                                  Exhibit 99.1



Contact:
McDavid Stilwell
GTx, Inc.
Manager, Corporate Communications & Financial Analysis
901-523-9700

            GTX, INC. COMPLETES ENROLLMENT OF PHASE II OSTARINE TRIAL


MEMPHIS, TENN. -- July 20, 2006--GTx, Inc. (Nasdaq: GTXI), the Men's Health Biotech Company, today announced completion of recruitment of its proof of concept Phase II clinical trial of its first-in-class drug candidate, ostarine, a selective androgen receptor modulator (SARM). GTx expects to report data from the trial in the fourth quarter.

"We are pleased to announce the successful enrollment of our ostarine proof of concept trial," said Mitchell S. Steiner, M.D., Chief Executive Officer of GTx. "The trial is designed to give us comprehensive clinical information on ostarine that will be critical to the design of Phase IIb and Phase III clinical trials."

GTx initiated the proof of concept Phase II clinical trial of ostarine in May 2006. The three month placebo controlled clinical trial is evaluating multiple doses of ostarine in 60 elderly men and 60 postmenopausal women. The trial is designed to evaluate the activity of ostarine on building muscle and promoting bone as well as to assess safety in both elderly men and postmenopausal women. GTx expects to report the data from the Phase II clinical trial in the fourth quarter of 2006. Based on ostarine's Phase II clinical data profile, GTx will select specific acute and chronic bone and/or muscle wasting diseases for further development. GTx plans to initiate a Phase IIb or Phase III clinical trial in the first half of 2007.

ABOUT GTX

GTx, headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics for cancer and serious conditions related to men's health. GTx's lead drug discovery and development programs are focused on small molecules that selectively modulate the effects of estrogens and androgens, two essential classes of hormones. GTx is developing ACAPODENE(R) (toremifene citrate), a selective estrogen receptor modulator, or SERM, in two separate clinical programs in men: first, a pivotal Phase III clinical trial for the treatment of serious side effects of androgen deprivation therapy for advanced prostate cancer, and second, a pivotal Phase III clinical trial for the prevention of prostate cancer in high risk men with high grade PIN. GTx is developing ostarine, a selective androgen receptor modulator, or SARM, for muscle wasting and bone loss indications. Ostarine

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is currently being evaluated in a Phase II clinical trial in 120 elderly men and postmenopausal women. GTx expects to have data from the Phase II ostarine trial in the fourth quarter of 2006. GTx has licensed to Ortho Biotech Products, L.P., a subsidiary of Johnson & Johnson, another of its SARMs, andarine, under a joint collaboration and license agreement.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx's current expectations. Forward-looking statements involve risks and uncertainties. GTx's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks that (i) GTx will not be able to commercialize its product candidates if clinical trials do not demonstrate safety and efficacy in humans; (ii) GTx may not able to obtain required regulatory approvals to commercialize its product candidates; (iii) GTx's clinical trials may not be completed on schedule, or at all, or may otherwise be suspended or terminated; and (iv) GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx's annual report on form 10-Q filed with the U.S. Securities and Exchange Commission on May 5, 2006, contains a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.